Exhibit 4.66

Dated: February 4, 2025 (the “Issuance Date”)

Principal Amount: US$3,117,647

Final Maturity Date: December 4, 2025

HUB CYBER SECURITY LTD. PROMISSORY NOTE

FOR VALUE RECEIVED, HUB Cyber Security Ltd., a company organized under the laws of the State of Israel (“Borrower”), does hereby covenant and promise to pay, in lawful money of the United States of America, to the order of Julestar LLC, a Delaware limited liability company, or to any subsequent holder of this Promissory Note (the “Lender” or the “Holder”) (the “Note”), the principal sum of US$3,117,647 three million one hundred seventeen thousand six hundred forty seven Dollars) (together with all other amounts advanced by Lender to the Borrower under the documents evidencing and securing the obligations of Borrower under this Note, the “Principal Amount” or the “Loan”) pursuant to the terms of that certain Loan Agreement of even date herewith (the “Loan Agreement”) between Borrower and Lender, with interest on the unpaid principal sum owing thereunder accruing at the interest rate as set forth in Section 2 below and to be computed in accordance with the terms of this Note and the Loan Agreement. Capitalized terms used herein, but not specifically defined herein, shall have the meanings assigned to them in the Loan Agreement.

1. Repayment of the Loan. The Borrower shall repay the Loan to the Lender as follows: (i) on the date which is fourteen (14) days of the Issuance Date, an amount of US$ 155,882.35 (one hundred fifty five thousand eight hundred eighty two Dollars and thirty five cents); and (ii) on the date which is twenty eight (28) days of the Issuance Date, an amount of US$ 155,882.35 (one hundred fifty five thousand eight hundred eighty two Dollars and thirty five cents); and (iii) beginning on the fifth week anniversary following the Issuance Date, the remaining Principal Amount shall be repaid in 36 consecutive weekly installments, each in the amount of US$ 77,941.18 (seventy seven thousand nine hundred forty one Dollars and eighteen cents; provided, however, that if any such day is not a Business Day, such principal shall be payable on the next succeeding Business Day with additional accrued interest until paid. On the Maturity Date, the entire outstanding Principal Amount shall become immediately due and payable.

2. Interest Rate.

(a) Commencing on the Issuance Date, interest shall accrue daily on the Principal Amount at the per annum rate equal to 10% (ten percent), as such rate may be increased pursuant to the provisions of Section 3 and/or Section 9 hereof.

(b)  Accrued interest on the Loan shall be payable in arrears on the last day of each Interest Period; provided that (i) Default interest accrued pursuant to Section 3 and/or Section 9 hereof shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the Principal Amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day and the last day of any Interest Period). Borrower acknowledges that such calculation method will result in a higher yield to the Holder than a method based on a year of 365 or 366 days.

3. Overdue Interest. Any overdue unpaid Principal Amount or interest payment by more than five (5) Business Days shall bear interest for each day that such amounts are overdue, commencing from the sixth Business Day, at a rate equal to eighteen percent (18%) per annum (the “Overdue Rate”). The payment of any such interest shall not cure any Event of Default or justify any delay in payment of any amount due to the Holder hereunder or under any Loan Document upon its due date.

4. Prepayment of Loan.

(a) The unpaid principal amount of the Loan may, at any time and from time to time, be voluntarily paid or prepaid in whole or in part except that, with respect to any voluntary prepayment, (a) each such prepayment shall be in the minimum amount of US$ 100,000 (one hundred thousand Dollars), (b) the Holder shall have received written notice of any prepayment by 12:00 noon, New York local time one (1) Business Day before the date of such prepayment, which notice shall be irrevocable and identify the date and amount of the prepayment, and (c) any prepayment shall be accompanied by a prepayment equal to the entire amount of interest accrued up to (and including) the date of such prepayment. The Holder shall not be obligated to accept any prepayment unless it is accompanied by such payment of interest. The Borrower shall not be entitled to re-borrow from the Holder any amount repaid or prepaid by the Borrower on account of the Loan and/or the Note. In addition, the Borrower must make prepayments to the Holder on account of the principal of the Loan as required under Section 6 below.

(b) In the event that the outstanding Principal Amount of this Note, any accrued and unpaid interest thereon, and any other amounts owed by the Borrower to the Lender under the Loan Agreement and the other Loan Documents have been paid in full within fifteen (15) days following the date hereof, the unpaid Principal Amount shall be reduced by an amount equal to US$ 155,882.33 (one hundred fifty five thousand eight hundred eighty two Dollars and thirty three cents), without affecting any interest or other payments made by the Borrower to the Lender under the Loan Agreement prior to such repayment.

(c) In the event that the outstanding Principal Amount of this Note, any accrued and unpaid interest thereon, and any other amounts owed by the Borrower to the Lender under the Loan Agreement and the other Loan Documents have been paid in full within thirty (30) days following the date hereof, the unpaid Principal Amount shall be reduced by an amount equal to US$ 93,529.40 (ninety three thousand five hundred twenty nine Dollars and forty cents), without affecting any interest or other payments made by the Borrower to the Lender under the Loan Agreement prior to such repayment.

5. Funds; Manner of Payment. Unless otherwise specified herein, each payment and prepayment of principal of and interest on the Note and/or on account of the Loan shall be made not later than noon (New York City time) on the date on which it is payable and shall be made in U.S. Dollars in immediately available funds. Any payment made after noon (New York City time) of a certain Business Day shall be deemed to be made on the proceeding Business Day. Any payment received by the Holder shall be applied as follows: (a) first, to the payment of any and all reasonable costs, fees and expenses incurred by or payable to the Holder in connection with the Loan, the collection of amounts payable to the Holder or the enforcement of the Holder’s rights; (b) second, to the payment of all default interest accrued pursuant to Section 3 and/or Section 9 (if any); (c) third, to the payment of all accrued and unpaid other interest hereunder; and (d) fourth, to the payment of the unpaid principal balance of the Loan (including any additional interest), or in any other manner which the Holder may, in its sole discretion, elect from time to time. All payments due hereunder shall be made without any counterclaim, setoff or deduction whatsoever, except as expressly permitted by Section 2.11(c) of the Loan Agreement. Payment shall be made, in any event, in lawful money of the United States of America by wire transfer according to the written wire instructions provided by the Holder to the Borrower.

6. Mandatory Prepayment. The Borrower shall make mandatory prepayment of this Note in full as required by Section 6.04 of the Loan Agreement.

7. Events of Default. This Note evidences the Loan which is made pursuant to the Loan Agreement which specifies various Events of Default, upon the happening of which all or portions of the sums owing under this Note may be declared immediately due and payable as more specifically provided therein. Each Event of Default under the Loan Agreement shall be an Event of Default hereunder.

8. Rights and Remedies upon Event of Default. (i) Upon an Event of Default, other than under subsection (g) or (h) of Section 7.01 of the Loan Agreement, at the Holder’s option at any time thereafter, the Holder may, upon written notice to the Borrower, take any of or all of the following actions, at the same or different times: (a) declare the Loan and/or the Note and all fees accrued hereunder and all obligations of the Borrower, contingent or matured, to be forthwith due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything contained in this Agreement or in any of the other Loan Documents to the contrary notwithstanding, and (b) exercise any or all of the rights and remedies afforded to the Holder under any applicable law and/or under the Loan Documents, or otherwise possessed by the Holder; and (ii) automatically upon an Event of Default under subsection (g) or (h) of Section 7.01 of the Loan Agreement, (i) the Loan and/or the Note and all fees accrued hereunder and all obligations of the Borrower, contingent or matured thereunder shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding (b) at the Holder’s option at any time thereafter, the Holder may, upon written notice to the Borrower exercise any or all of the rights and remedies afforded to the Holder under any applicable law and/or under the Loan Documents, or otherwise possessed by the Holder.

9. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of the Loan and any interest accrued thereon and any other amounts due under this Agreement shall bear interest at a rate per annum equal to eighteen percent (18%) (“Default Interest”). Default Interest shall be calculated on the basis of a 360-day year and actual days elapsed, and shall accrue daily on the outstanding principal balance and any other amounts due under this Agreement from the date of the Event of Default until such Event of Default is cured or waived in writing by the Lender. Default Interest shall compound monthly on the last day of each calendar month. Default Interest shall be payable on demand and shall be in addition to any other rights and remedies available to the Lender under this Agreement and/or applicable law. The assessment or acceptance of Default Interest shall not constitute a waiver of any Event of Default or any rights or remedies of the Lender under this Agreement or applicable law.

10. Borrower Representations and Warranties. The Borrower hereby represents and warrants as of the date of this Note, as follows:

(a) Existence. The Borrower is a company organized, validly existing and not a ‘breaching company’ under the laws of Israel.

(b) Power and Authority. The Borrower has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder and hereunder.

(c) Authorization; Execution; and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable laws. The Borrower has duly executed and delivered this Note.

(d) Enforceability. This Note is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e) No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note.

(f) No Violations. The execution and delivery of this and the consummation by the Borrower of the transactions contemplated hereby do not and will not (i) violate any provision of the Borrower’s organizational documents; (ii) violate any law or order applicable to the Borrower or by which any of its properties or assets may be bound; or (iii) constitute a default under any material agreement or contract by which the Borrower may be bound.

11. Costs of Collection. The Borrower agrees to pay all costs and expenses of collection incurred by Holder, in addition to principal, interest and late or delinquency charges (including, without limitation, reasonable attorneys’ fees and disbursements) and including all costs and expenses incurred in connection with the pursuit by Holder of any of its rights or remedies referred to herein or in the Loan Agreement.

12. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Borrower, at the address set forth on in the Loan Agreement, or such other, email address, or address as the Borrower may specify for such purposes by notice to the Holder delivered in accordance with this Section 6(a). Any and all notices or other communications or deliveries to be provided by the Borrower hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number, email address or address of the Holder appearing on the books of the Borrower, or if no such facsimile number or email attachment or address appears on the books of the Borrower, at the principal place of business of such Holder, as set forth in the Loan Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. (Eastern time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 5:30 p.m. (Eastern time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation, Security and Ranking. No provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Borrower.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the Principal Amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Borrower.

(d) Further Assurances. Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Holder all documents, and take all actions, required by Holder from time to time to confirm the rights created now or hereafter intended to be created under this Note and the Loan Agreement, to protect and further the validity, priority and enforceability of this Note and the Loan Agreement, or otherwise carry out the purposes of the Loan Agreement and the transactions contemplated thereunder.

(e) Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of Israel, without regard to principles of conflict of laws as applied thereunder. Notwithstanding the foregoing, reference which is made herein to any statute or any other provision of law (including any US federal or state law) shall be construed and interpreted in accordance with the laws of the relevant jurisdiction.

(f) Jurisdiction. The Borrower and the Holder hereby irrevocably and unconditionally submit themselves and their property to the exclusive jurisdiction of the competent courts of the State of Israel sitting in the city of Tel Aviv Jaffa, and any appellate court for any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower and the Holder hereby irrevocably and unconditionally waive to the fullest extent they may legally effectively do so, any objection which they now or may hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in this clause (f) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Nothing in this Note shall affect any right that the Holder may otherwise have to bring any action or proceeding relating to this Note against the Borrower or any Subsidiary or any of the Borrower’s or its Subsidiaries’ properties in the courts of any other jurisdiction. In any event, THE HOLDER AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.

(g) Waiver. Any waiver by the Borrower or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Borrower or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Borrower or the Holder must be in writing.

(h) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(i) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Loan Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note. The Borrower covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Borrower (or the performance thereof). The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Borrower therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Borrower shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Borrower’s compliance with the terms and conditions of this Note.

(j) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(k) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(l) Amendments; Waivers. Any modifications, amendments or waivers of the provisions hereof shall be subject to Section 8.04 of the Loan Agreement.

(m) Usury. All payment obligations arising under this Note and the other Loan Documents are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which any of them is permitted by law to contract or agree to pay. If by the terms of this Note or any other Loan Document, the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal. The Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by any Holder in order to enforce any right or remedy under this Note and/or any other Loan Document.

(n) Conflicts. Any conflict between any term, covenant, condition or provision of this Note, on the one hand, and any term, covenant, condition or provision of any other Loan Document, on the other, shall be resolved in favor of the term, covenant, condition or provision which is more likely for the benefit of the Holder or to enlarge the scope of the collateral or to enhance better the financial security provided to the Holder by the collateral.

(o) Execution. This Note may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

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IN WITNESS WHEREOF, the Borrower and the Holder have executed this Note by their duly authorized officers, all as of the day and year first above written.

THE BORROWER:

HUB Cyber Security Ltd.

By:
Name:
Title:

THE HOLDER:

JULESTAR LLC

By:
Name:
Title: